UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2015
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers.

Arlen O. Glenewinkel, the Vice President and Controller of Tesoro Logistics GP, LLC (“TLGP”), the general partner of Tesoro Logistics LP (the “Partnership”), will cease to serve as TLGP’s principal accounting officer effective March 2, 2015.

(c) Appointment of Certain Officers.

On March 2, 2015, the Board of Directors of TLGP appointed Tracy D. Jackson, age 45, as Vice President and Controller of TLGP effective immediately. Ms. Jackson will assume the role of principal accounting officer. She is concurrently being appointed as Vice President and Controller of Tesoro Corporation (“Tesoro”), which directly and indirectly owns approximately 36.5% of the Partnership, and of QEP Midstream Partners GP, LLC, the general partner of QEP Midstream Partners, LP, of which TLLP indirectly holds approximately 57.8%.

Ms. Jackson has served as Vice President, Analytics and Financial Planning of Tesoro Companies Inc. (“TCI”), a subsidiary of Tesoro, since September 2013. From February 2011 to September 2013, Ms. Jackson served as Vice President and Treasurer of Tesoro. Additionally Ms. Jackson served as Vice President and Treasurer of the Partnership from April 2012 until September 2013. Ms. Jackson also served as Treasurer of TCI beginning November 2010 through September 2013. From May 2007 until November 2010, Ms. Jackson served as Vice President of Internal Audit of TCI.

Responsibility and authority for compensation-related decisions for Ms. Jackson will reside with the compensation committee of the Board of Directors of Tesoro. All determinations with respect to awards to be made under the Tesoro Logistics LP 2011 Long-Term Incentive Plan will be made by the Board of the Partnership, or any committee thereof that may be established for such purpose, following the recommendation of the compensation committee of the Board of Directors of Tesoro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 3, 2015

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
Its general partner

By:	/s/ STEVEN M. STERIN
Steven M. Sterin
Vice President and Chief Financial Officer

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